EXHIBIT 10.1

SECOND AMENDMENT OF ENGAGEMENT AGREEMENT

THIS AGREEMENT is made this 9th day of September, 2022

BETWEEN:CONSOLIDATED WATER CO. LTD.,

a Cayman Islands company having its registered office at

Regatta Office Park, Windward Three, 4th Floor, West Bay Road

P.O. Box 1114, Grand Cayman KY1-1102

Cayman Islands

(the “Company”)

AND:RAMJEET JERRYBANDAN

of P.O. Box 10750 APO, Grand Cayman, KY1-1007

(the “Vice-President”).

WHEREAS:

A.

The Company and the Vice-President (together, the “Parties”) are parties to that certain Engagement Agreement dated the 14th of January, 2008, as amended by that certain First Amendment to Engagement Agreement dated the 29th of March 2017 (as amended, the “Engagement Agreement”).

B.	The Parties are desirous of amending the Engagement Agreement in accordance with the terms of the Engagement Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree that, effective as of the date first set forth above, the Engagement Agreement is amended as follows:

1.Clause 1 of the Engagement Agreement is hereby deleted in its entirety and replaced by the following:

1.The Vice-President is engaged as Executive Vice President and Chief Operating Officer of the Company, subject to the termination provisions set out in Clauses 18, 19 and 20.

2.Clause 2 of the Engagement Agreement is hereby deleted in its entirety and replaced by the following:

2.The Vice-President's Base Salary will be US$389,630 per annum, payable semi-monthly in arrears.

3.Clause 4 shall be amended by deleting the phrase “and subject to Clause 19(d).”

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4.Clauses 18 and 19 of the Engagement Agreement are hereby deleted in their entirety and the following Clauses are inserted in their place:

“Termination

18.At the option of the Company, this Agreement will terminate and, except to the extent previously accrued, all rights and obligations of both Parties under it will cease if the Vice-President:

(a)dies;

(b)is adjudicated bankrupt or makes any arrangement or composition with his creditors; or

(c)is convicted of any felony (whether or not relating to the Company or its subsidiaries or affiliates).

19.(a)The Company may terminate this Agreement forthwith if the Vice-President: (i) knowingly commits any act or omission that could reasonably be expected to result in material harm to the business or reputation of the Company or any of its subsidiaries or affiliates, which failure and/or conduct continues un-remedied for ten (10) days after written notice from the CEO to the Vice-President setting forth in reasonable detail a description of such conduct, or (ii) otherwise conducts himself in a manner that would justify immediate dismissal of an employee in accordance with the Labour Act and, except to the extent previously accrued, all rights and obligations of both Parties under this Agreement will cease.

(b)If through physical or mental illness, the Vice-President is unable to discharge his duties for sixty (60) successive days, as to which a certificate by any doctor appointed by the Company will be conclusive, then:

1.the Vice-President will be relieved of his duties, his salary reduced to US$1,000.00 per annum and his bonus entitlement suspended, except to the extent previously accrued, but

2.the Company will continue to pay the full cost of providing medical insurance for the Vice-President and his wife and dependents and to make pension contributions (such contributions to be equal to the pension contribution made on behalf of the Vice-President for the previous financial year of the Company), until the Vice-President is able once again to resume his duties in full.

If this incapacity continues for a period of two years (including the 60-day period referred to above) the Vice-President’s employment will be deemed to have been terminated by mutual consent at the expiration of that period.

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(c)The Vice-President may give at least six (6) months’ written notice of termination to the Company and if he does so, this Agreement will terminate at the expiration of that period and, except to the extent previously accrued, all rights and obligations of both Parties under it will cease.

20.If the Company (or its successor) terminates this Agreement other than in accordance with Clauses 18 or 19 within one year following a Change of Control and the Vice-President signs, and does not revoke, a general release in favor of the Company (in a form satisfactory to the Company), then the Company (or its successor) shall pay to the Vice-President, on or prior to the 30th day following the effective date of such termination, one lump sum in cash in an amount equal to two times the Vice-President’s then-current Base Salary plus all other compensation accrued as of the effective date of termination, including but not limited to accrued bonuses, and short term and long term compensation (as set forth under Clause 7 hereof).  The Parties agree that this paragraph is subject to modification if required by applicable law.

For the purposes of this Agreement, a “Change of Control” will be deemed to have taken place if: (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, publicly announces that such person or group has become the beneficial owner of more than 30% of the combined voting power (“Controlling Voting Power”) of the then outstanding securities of the Company that may be cast for the election of directors of the Company and (ii) the persons who were directors of the Company before such event cease to constitute a majority of the Board of Directors of the Company, or any successor to the Company, as the direct or indirect result of any person or group acquiring Controlling Voting Power.

Extension

21.On or before August 31st of each year during the Term of this Agreement (or any extension of it), the CEO must determine whether to extend the Term of this Agreement, and if the CEO so determines, the term of this Agreement will be extended such that the term will continue for  two (2) years from December 31st of that year.

If the CEO or the Company determines not to extend the Agreement in any year, then the Term of this Agreement will expire on December 31st of that year and the Company, on that latter date, must pay to the Vice-President, in cash, a severance payment in accordance with the Labour Act or in an amount equal to the Vice-President’s Base Salary for that year, as adjusted by Clause 6, whichever amount is greater, plus all other compensation accrued as of the effective date of termination, including but not limited to accrued bonuses, and short term and long term compensation (as set forth under Clause 7 hereof).

5.Clauses 20 – 25 of the Engagement Agreement are hereby renumbered sequentially as Clauses 22 – 27.

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6.All other provisions of the Engagement Agreement are incorporated herein and shall remain in full force and effect, including, but not limited to, capitalized terms that are not otherwise defined herein.

[signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first above written.

EXECUTED for and on behalf ofCONSOLIDATED WATER CO LTD.

CONSOLIDATED WATER CO LTD.)

By: Frederick W. McTaggart)

in the presence of:)

)

)

/s/ Tracey Ebanks   ) /s/ Frederick W. McTaggart

Witness Frederick W. McTaggart

Print Name: Tracey Ebanks

EXECUTED by)

RAMJEET JERRYBANDAN)

in the presence of:)

)

)

/s/ Tracey Ebanks   ) /s/ Ramjeet Jerrybandan

Witness Ramjeet Jerrybandan

Print Name: Tracey Ebanks

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